UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2013

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On January 26, 2013, 3DIcon Corporation (the “Company”) entered into two amendment agreements (the “Amendment Agreements”) with two accredited investors, the holders of certain Convertible Bridge Notes (the “Bridge Notes”) in principal amounts of $78,000 and $60,000, which Bridge Notes were issued by the Company on August 28, 2012 and September 10, 2012, respectively. Victor Keen, a director on the Company’s Board of Directors, is a holder of the $60,000 Bridge Note.

On or about November 26, 2012 and December 10, 2012, the Bridge Note reached their maturity dates, on which dates all past due amounts of the Bridge Notes began accruing interest at 15% per annum. Furthermore, because the shares of the Company’s common stock into which the Bridge Notes are convertible were not registered under an effective registration statement (the “Registration Statement”), the holders were entitled to liquidated damages equal to 2% of the outstanding principal for each 30 day period the Registration Statement is not declared effective after the maturity of the Bridge Notes (the “Liquidated Damages”).

Pursuant to the Amendments, the holders agreed to extend the maturity of the Bridge Note to April 30, 2013 and waive any and all defaults, default interest and Liquidated Damages then due to each of the holders.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K and the Current Report on Form 8-K filed on August 31, 2012.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Form of Amendment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2013	3DICON CORPORATION By: /s/ Mark Willner
Name: Mark Willner Position: Chief Executive Officer